UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2014

BE ACTIVE HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-174435	68-0678429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Northern Boulevard

Great Neck, NY 11021

(Address of Principal Executive Offices)

(212) 736-2310

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of  Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective June 25, 2014, the Board of Directors (the “Board”) of Be Active Holdings, Inc. (the “Company”), increased the number of the directors on the Board to four, and appointed Mr. Evis Savvides as a director of the Board to fill the vacancy created by the increase.  Mr. Savvides has not been appointed to any committee of the Board.  A copy of the press release announcing the appointment of Mr. Savvides is furnished as Exhibit 99.1 hereto.

Mr. Savvides, started his career in Public Accounting in 1994.  In 2000, he moved to the Management Consulting area where he served as a partner of a CPA firm’s consulting division.  His primary focus was helping small to medium size organizations, in the beverage and food industries grow profitably through simple, clear and effective strategy. In 2006, Mr. Savvides was invited to assume the role of Chief Operating Officer for Deutsch Family Wine & Spirits.  In September 2013, Mr. Savvides formed SFG, a consulting group focused on helping companies in the consumer goods industry implement and execute profit driven business strategies. Mr. Savvides received his undergraduate degree in accounting and Masters of Science in accounting degree at Old Dominion University in Virginia where he graduated with honors and is a CPA.

There are no arrangements or understandings between Mr. Savvides and any other person pursuant to which Mr. Savvides was appointed to the Board.  No family relationships exist between Mr. Savvides and any of the Company’s directors or other executive officers.  There are no transactions to which the Company is or was a participant and in which Mr. Savvides has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01  Financial Statements and Exhibits.

On June 25, 2014, the Company issued a press release announcing Mr. Savvides’ appointment. A copy of the press release is being filed as Exhibit 99.1 to this report and incorporated into this item by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 25, 2014

BE ACTIVE HOLDINGS, INC.

By:	/s/ Saverio Pugliese
Name: Saverio Pugliese
Title: President